FOR IMMEDIATE RELEASE

Contact:
Jeffrey W. Farrar
Executive Vice President and CFO
(434) 964-2217
JFarrar@StellarOne.com

STELLARONE CORPORATION
ANNOUNCES SHARE REPURCHASE PROGRAM

Charlottesville, VA, December 19, 2012 – StellarOne Corporation (NASDAQ: STEL) (StellarOne), announced today that its Board of Directors approved a share repurchase program authorizing 1,500,000 shares for repurchase at management’s discretion. Such shares represent approximately 6% of the total shares outstanding at September 30, 2012.

Commenting on the announcement, O. R. Barham, Jr., President and Chief Executive Officer said, “We are pleased to be in a position to establish a share repurchase plan that provides another mechanism to strategically deploy our capital for the benefit of our shareholders. We will continue our efforts to deploy capital through organic and acquired growth, and will repurchase stock only when it provides strong value to our shareholders.”

The timing and amount of share repurchase activity will be consistent with StellarOne’s capital plan. It will be influenced by various factors including internal capital generation, cash dividend rates, organic growth opportunities and general market conditions. The repurchase program does not include price targets or time limits, and may be executed through open market purchases or privately negotiated transactions. It also may be suspended at anytime.

About StellarOne

StellarOne Corporation is a traditional community bank with assets of $3 billion offering a full range of business and consumer banking services, including trust and wealth management services.  Its sole banking subsidiary, StellarOne Bank, operates over 50 full-service financial centers, two loan production offices, and over 60 ATMs serving the New River Valley, Roanoke Valley, Shenandoah Valley, and Central and North Central Virginia.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. When we use words such as “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date thereof. StellarOne wishes to caution the reader that factors, such as those listed below, in some cases have affected and could affect StellarOne’s actual results, causing actual results to differ materially from those in any forward-looking statement. These factors include: (i) expected cost savings from StellarOne’s acquisitions and dispositions, (ii) competitive pressure in the banking industry or in StellarOne’s markets may increase significantly, (iii) changes in the interest rate environment may reduce margins, (iv) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration, (v) changes may occur in banking legislation and regulation, (vi) changes may occur in general business conditions, and (vii) changes may occur in the securities markets, Please refer to StellarOne’s filings with the Securities and Exchange Commission for additional information, which may be accessed at www.StellarOne.com.